Exhibit 3.1

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
OF SKYX PLATFORMS CORP.

CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND PRIVILEGES
OF
SERIES A PREFERRED STOCK
OF
SKYX PLATFORMS CORP.

Pursuant to Sections 607.0601 and 607.0602 of the Florida Business Corporation Act (the “FBCA”), SKYX Platforms Corp., a corporation organized and existing under laws of the State of Florida (the “Corporation”), does hereby submit the following:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation, dated November 6, 2012, the Corporation has 500,000,000 shares of common stock, no par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), authorized, and the Corporation’s Board of Directors (the “Board”) is authorized to issue and establish one or more series of the Preferred Stock and to fix the designation, rights, preferences, powers, restrictions and limitations thereof;

WHEREAS, on May 2, 2023, the Corporation canceled its only series of designated Preferred Stock, and as of the date hereof, no series of the Preferred Stock are presently designated and there are no shares of Preferred Stock issued and outstanding; and

WHEREAS, it is the desire of the Corporation, the Board, to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, on July 31, 2024, the Board approved and adopted the following resolution (this “Certificate of Designation” or this “Certificate”) for the purposes of designating a new series of Preferred Stock named Series A Preferred Stock.

NOW THEREFORE, BE IT RESOLVED that, pursuant to the authority conferred upon the Corporation as of July 31, 2024, as required by Section 607.0601 of the FBCA, and in accordance with the provisions of its Certificate of Incorporation and Amended and Restated Bylaws, each as amended and restated through the date hereof, the Board does hereby provide for the issuance of a series of Preferred Stock and establish and fix and herein state and express, by this Certificate of Designation (this “Certificate of Designation”, or this “Certificate”), the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 400,000 shares of Preferred Stock, is the Series A Preferred Stock of the Corporation, no par value per share (the “Series A Preferred Stock”) and the stated value shall be twenty-five U.S. dollars (USD $25.00) per share (the “Stated Value”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

“Affiliates” of any particular person means any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

“Convertible Securities” means securities of the Corporation, other than the Series A Preferred Stock, that are convertible into or exchangeable for Common Stock.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended, as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock; or

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii).

“Holder” shall mean the collective reference to the Purchasers, so long as any such Purchaser continues to hold shares of Series A Preferred Stock and any one or more other holder(s) of shares of Series A Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and any other class or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified, other than Series A Preferred Stock, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Majority Holders” means the Holders of Fifty-One Percent (51%) of the then outstanding shares of Series A Preferred Stock.

“Market Price” means, as of any Trading Day, (i) the closing price for the shares of Common Stock on the Nasdaq Capital Market, or such other national securities exchange which is the principal trading market for the Common Stock, as reported by such exchange, or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the last reported sale prices on the principal trading market for the Common Stock as reported by Bloomberg, L.P. (or any successor to its function of reporting stock prices), or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of the Corporation, or (b) at the option of the Majority Holders and at the Corporation’s expense, by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

“Options” means warrants, rights and options to purchase Common Stock or Convertible Securities of the Corporation.

“Original Issue Price” means the sum of twenty-five U.S. dollars (USD $25.00), representing the aggregate purchase price for each share of Series A Preferred Stock at the Stated Value.

“Parity Securities” means each class or series of capital stock of the Corporation, other than Series A Preferred Stock, the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Purchase Agreements” shall mean those certain Securities Purchase Agreements by and among the Corporation and the Purchasers, pursuant to which the Corporation issued, and such Purchasers purchased, inter alia, the shares of Series A Preferred Stock, all upon the terms and conditions stated therein.

“Purchaser” shall mean each investor acquiring shares of the Series A Preferred Stock being issued pursuant to the Purchase Agreements.

“Series A Conversion Price” means initially two U.S. dollars (USD $2.00) per share or such other dollar amount (or fraction thereof) into which such Series A Conversion Price may be adjusted from time to time pursuant to Section VI.

“Series A Dividend Rate” means two U.S. dollars (USD $2.00) per share per annum, which equals eight percent (8%) of the Original Issue Price per share per annum.

“Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Wholly-owned Subsidiary” means, at any time, any subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

III. DIVIDENDS

A. Dividends. From and after the date of issuance of any share of Series A Preferred Stock, such share of Series A Preferred Stock shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears cumulative dividends payable in cash in an amount per share of Series A Preferred Stock (“Dividends”) equal to the Series A Dividend Rate (subject to adjustment as provided for in Section III.B below upon the existence of Unpaid Dividends). The amount of Dividends payable shall be computed on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods.

B. Payment of Dividends. All accrued Dividends on the Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Section V or Section XI. Dividends on the Series A Preferred Stock will be payable quarterly in arrears, beginning with the end of the calendar quarter following the date each respective share of Series A Preferred Stock is issued. Payments of Dividends will be made no later than twenty (20) days after the end of each calendar quarter (the “Dividend Payment Date”). To the extent Dividends are not paid in full on any Dividend Payment Date (as and to the extent applicable, the aggregate amount of such unpaid Dividends being the “Unpaid Dividends”), from such Dividend Payment Date and until the date the Corporation has paid in full all Unpaid Dividends then due and owing, Dividends on the Series A Preferred Stock shall accrue on the sum of the (i) the Original Issue Price plus (ii) the amount of Unpaid Dividends at a rate of twelve percent (12%) per annum. From and after the date the Corporation has paid in full all Unpaid Dividends due and owing, Dividends will revert to accrual at the Series A Dividend Rate. All accrued and accumulated Dividends, including Unpaid Dividends, on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities or Parity Securities.

C. Cumulative Dividends. Dividends on the Series A Preferred Shares will accumulate and accrue daily commencing on the date of issuance of such Series A Preferred Shares and shall accrue from such date whether or not the Corporation has earnings, and whether or not there are profits, surplus or other funds legally available for the payment of such Dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends or Unpaid Dividends then accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the Stated Value on all shares of Series A Preferred Stock held by each such Holder.

D. Participation in Dividends. If the Corporation declares or makes any dividend to holders of Common Stock other than a distribution or issuance occurring on connection with an adjustment under Section VI.A, then, after the date of record for determining shareholders entitled to such dividend (on an “as converted” basis as if it was an Optional Conversion, assuming all Series A Preferred Stock had been converted into Common Stock immediately prior to the dividend declaration date), the Holders shall be entitled to receive the amount of such dividends which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock immediately prior to the record date for the determination of shareholders entitled to such dividend.

IV. CONVERSION

A. Conversion Shares. Upon an Optional Conversion (as defined below) or Automatic Conversion (as defined below) (either or both, a “Conversion”), each share of Series A Preferred Stock being converted shall be converted into a number of validly issued, fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) determined by dividing (i) the sum of (A) the Original Issue Price plus (B) all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted by (ii) the Series A Conversion Price. Conversion Shares will be issued in book entry form, unless certificates are requested by the Holder upon Conversion.

B. Optional Conversion.

(i) Holders of Series A Preferred Stock may, at their option at any time or from time to time, convert all or any portion of their shares of Series A Preferred Stock into shares of Common Stock on the terms set forth herein (an “Optional Conversion”).

(ii) In order to effect an Optional Conversion, a Holder of shares of Series A Preferred Stock shall: (i) deliver (including via e-email) a copy of a fully executed notice of conversion in the form attached hereto (the “Notice of Conversion”) to the Corporation in accordance with Section XI.D and (ii) surrender or cause to be surrendered the original certificates representing the shares of Series A Preferred Stock being converted, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. The Corporation shall not be obligated to issue shares of Common Stock upon an Optional Conversion unless either the Series A Preferred Stock certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section XI.B hereof.

C. Automatic Conversion.

(i) For a period of two (2) years following the latest date of closing of the Purchase Agreements, the Corporation may cause all shares of Series A Preferred Stock, plus all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted, to be automatically converted, in whole, but not in part, into shares of Common Stock (an “Automatic Conversion”) if the Market Price of a share of Common Stock equals or exceeds ten U.S. dollars (USD $10.00) per share for at least twenty (20) Trading Days in any thirty (30) consecutive Trading Day period so long as the Corporation sends a written notice of such Automatic Conversion to Holders of all outstanding shares of Series A Preferred Stock prior to or within five (5) Trading Days of the end of such consecutive thirty (30) Trading Day period (the “Notice of Automatic Conversion”).

(ii) Upon receipt of a Notice of Automatic Conversion, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation in accordance with Section XI.B hereof) to the Corporation at the place designated in such notice. On the date and at the time of Automatic Conversion, all outstanding shares of Series A Preferred Stock subject to Automatic Conversion plus all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock converted pursuant to this Section IV.C will terminate (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time).

D. Delivery, Surrender and Substitute Certificates. As soon as practicable after a Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation (itself, or through its transfer agent, as appropriate) shall issue and deliver to the Holder, or to his, her or its nominees, the number of full Conversion Shares issuable on such Conversion in accordance with the provisions hereof. If less than the full number of shares of Series A Preferred Stock are subject to a Conversion, then, subject to the surrender of the certificate or certificates (or lost certificate affidavit and agreement) of shares of Series A Preferred Stock converted, the Corporation shall issue to such Holder a new certificate representing the Holder’s remaining outstanding shares of Series A Preferred Stock. All shares of Series A Preferred Stock converted pursuant to any Conversion hereunder shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

E. No Fractional Shares. If any Conversion would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted by a Holder), such fractional share shall be payable in cash based upon the Series A Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

F. Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon any Conversion; provided, however, that the Holder shall be responsible for any transfer taxes payable if the Holder elects to have the securities issued in the name of a person other than the Holder.

G. Conversion Share Cap. Notwithstanding anything in this Certificate of Designation to the contrary, unless and until the Corporation obtains the requisite approval from its shareholders in accordance with applicable Nasdaq rules and requirements, in no event shall the aggregate number of Conversion Shares deliverable to all Holders of Series A Preferred Stock upon Conversion exceed 19.99% of the Common Stock that is outstanding on the earliest date of the Purchase Agreements (the “Conversion Share Cap”). If the number of shares of Common Stock deliverable upon any Conversion would result in the issuance of shares of Common Stock in excess of the Conversion Share Cap, the Corporation will not have any further obligation to deliver any shares of Common Stock or pay any cash in excess of the Conversion Share Cap for such Conversion.

H. Conversion Disputes. In the case of any dispute with respect to a Conversion, the Corporation shall promptly issue to the relevant Holder such number of shares of Common Stock as are not disputed. If such dispute involves the calculation of the Series A Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation and the Holder shall submit their disputed calculations to an independent, reputable outside accountant jointly determined by the Corporation and the relevant Holder, with costs and expenses borne by the Corporation. The accountant’s calculation shall be deemed conclusive, absent manifest error. If applicable, the Corporation shall then issue the appropriate number of shares of Common Stock with respect to such Conversion.

V. REDEMPTION

A. Optional Redemption. From and after the date that is five (5) years following the latest date of closing of the Purchase Agreements, the Corporation may call for outstanding shares of Series A Preferred Stock to be redeemed (an “Redemption”), in whole or in part, on a pro rata basis among all Holders, out of lawfully available funds therefor, at a price per share of Series A Preferred Stock equal to the Original Issue Price plus all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be redeemed pursuant to such Redemption.

B. Redemption Notice. In order to consummate a Redemption, the Corporation shall deliver a written notice (the “Redemption Notice”) to each Holder of record of Series A Preferred Stock that are being redeemed, in accordance with the notice provisions set forth in Section XI.D below. Each Redemption Notice shall state: (i) a date (the “Redemption Date”) on which such Redemption shall be effected; (ii) the Original Issue Price per share of Series A Preferred Stock being redeemed; (iii) the number of shares of Series A Preferred Stock held by the Holder that the Corporation will redeem on the Redemption Date (the “Redemption Shares”); (iv) the date upon which the holder’s right to convert the Redemption Shares terminates (as determined in accordance with Section V.C); (v) the amount of any accumulated and unpaid dividends on Redemption Shares payable upon Redemption through, but not including, the date of redemption; and (vi) when and where the Holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the Redemption Shares.

C. Redemption Date and Right of Conversion. The Redemption Date shall be a Business Day that is not less than ninety (90) days following the date on which the related Redemption Notice is sent by the Corporation, which shall be the same day for each Holder of Series A Preferred Stock subject to the Redemption. The Holder shall be entitled to convert his, her or its shares of Series A Preferred Stock up and until the close of business on the second (2nd) Business Day immediately preceding the Redemption Date. On the Redemption Date, the Corporation shall redeem all Redemption Shares.

D. Payment, Surrender and Substitute Certificates. Unless the Holders have exercised their right to a Conversion on or before the applicable Redemption Date, each Holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates pursuant to Section XI.B) representing the Redemption Shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Holder, and each surrendered certificate shall be canceled. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable on the Redemption Shares is paid or tendered for payment by the Corporation to the Holder, then notwithstanding that the certificates evidencing the Redemption Shares shall not have been surrendered, dividends with respect to the Redemption Shares shall cease to accumulate after such Redemption Date, all other rights with respect to the Redemption Shares shall forthwith terminate and all Redemption Shares shall be deemed cancelled. If less than the full number of a Holder’s shares of Series A Preferred Stock are subject to Redemption, then, subject to the surrender of the certificate or certificates (or lost certificate affidavit and agreement) of the Redemption Shares, the Corporation shall issue to such Holder a new certificate representing the Holder’s remaining outstanding shares of Series A Preferred Stock.

E. Fundamental Change Repurchase. In connection with any Fundamental Change, the Corporation shall make an offer to repurchase, at the option and election of the Holders, each share of Series A Preferred Stock then-outstanding (the “Fundamental Change Repurchase Offer”) as follows:

(i) The price per share of Series A Preferred Stock to be offered pursuant to the Fundamental Change Repurchase Offer shall be equal to the Original Issue Price plus all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock through Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). If a Fundamental Change involves the payment by a successor or purchasing entity to the Corporation’s shareholders of consideration in whole or in part other than cash, then the Fundamental Change Repurchase Price shall be payable to the Holders pursuant to this Section V.E. shall be paid in the same form of consideration that is paid to the Corporation’s other shareholders, and if any of the Corporation’s other shareholders are given an option as to the form of consideration to be received, then all Holders shall be given the same option.

(ii) The Corporation shall provide written notice of the Fundamental Change Repurchase Offer that shall specify (A) the Fundamental Change Repurchase Price; (B) the Fundamental Change Repurchase Date (as defined below) and the date on which the Holder’s decision whether to accept the Fundamental Change Repurchase Offer is due (which date shall not be sooner than fifteen (15) calendar days prior to the Fundamental Change Repurchase Date); (C) the number of shares of Series A Preferred Stock held by the Holder that are subject to the Fundamental Change Repurchase Offer; and (D) if the Fundamental Change Repurchase Offer is accepted, when and where the Holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) for the shares of Series A Preferred Stock being repurchased by the Corporation in the Fundamental Change Repurchase Offer, which written notice of the Fundamental Change Repurchase Offer shall be delivered to each Holder, in accordance with the notice provisions set forth in Section XI.D below, not less than thirty (30) calendar days prior to the Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” shall be the date on which the Fundamental Change is consummated (provided that in the case of a Fundamental Change described in clause (i) of the definition thereof, the Fundamental Change Repurchase Date shall be a date no later than thirty (30) days following the date of the first public announcement of such Fundamental Change having occurred (including, for these purposes, the filing of a Schedule 13D pursuant to the Exchange Act)).

(iii) If the funds of the Corporation legally available for the Fundamental Change Repurchase Offer on the Fundamental Change Repurchase Date are insufficient to redeem all shares of Series A Preferred Stock being repurchased by the Corporation on such date, those funds which are legally available will be used first to repurchase, on a pro rata basis from the Holders thereof, the maximum possible number of shares of Series A Preferred Stock being repurchased in accordance with the aggregate repurchase proceeds payable with respect to the shares of Series A Preferred Stock to be repurchased, and the Holders will retain the number of shares of Series A Preferred Stock which could not be repurchased. Any shares of Series A Preferred Stock which are not repurchased as a result of the circumstances described in this clause (iii) shall remain outstanding until such shares have been redeemed and the Fundamental Change Repurchase Price therefor shall have been paid in full. During such period, the Series A Dividend Rate shall increase to sixteen percent (16%) per annum.

(iv) In connection with any Fundamental Change, the Corporation shall take all actions to permit the purchase of all shares of Series A Preferred Stock on the Fundamental Change Repurchase Date that it believes (upon the advice of outside counsel) is required or permitted under Florida law to permit any such purchase and to take all actions permitted under Florida law to make funds available for such purchase to be made in full when due, including borrowing funds, selling assets and seeking to obtain any and all required governmental approvals. The Corporation shall not take any action that materially impairs the Corporation’s ability to pay the Fundamental Change Repurchase Price when due. The Corporation shall continue to comply with the covenants specified in this clause (iv) until the entire amount of the Fundamental Change Repurchase Price is paid in full.

VI. ADJUSTMENTS

The Series A Conversion Price and the number of Conversion Shares shall be subject to adjustment as follows, except that the Corporation shall not make any adjustment to the Series A Conversion Price or the Conversion Shares issuable upon conversion of the Series A Preferred Stock if each Holder of the Series A Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section VI, without having to convert its Series A Preferred Stock:

A. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately increased and the Series A Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately reduced and the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased.

B. Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the Holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event pursuant to an Optional Conversion and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section V with respect to the rights of the holders of the Series A Preferred Stock.

C. Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the Holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

D. Adjustment Due to Dilutive Issuance. If, at any time when any shares of Series A Preferred Stock are issued and outstanding, the Corporation issues or sells any shares of Common Stock for a consideration per share, or Options exercisable or Convertible Securities convertible at a price per share, that is less than the Series A Conversion Price in effect on the date of such issuance of such shares of Common Stock, Options or Convertible Securities (such lower sale, exercise or conversion price, as applicable, the “Base Share Price” and such issuances, a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Series A Conversion Price will be reduced to equal an amount that is the greater of (i) the Base Share Price or (ii) one U.S. dollar and twenty cents (USD $1.20) per share, which is sixty percent (60%) of the original Series A Conversion Price.

E. Exceptions to Adjustments. Notwithstanding anything contained to the contrary in this Section VI no adjustment to the Series A Conversion Price pursuant to Section VI.D will be made:

(i) upon the issuance of shares of Common Stock, Options or other Convertible Securities pursuant to any stock or option plan duly adopted by, or any services agreement approved by, the Board; or

(ii) upon the issuance of shares of Common Stock issuable upon the exercise of Options or the conversion of Convertible Securities that are outstanding or issuable pursuant to a services agreement that is in full force and effect as of the date of filing of this Certificate of Designation; or

(iii) upon the issuance of shares of Common Stock, Convertible Securities or Options to financial institutions, lessors or vendors in connection with commercial credit or service arrangements or similar transactions, all approved by the Board.

F. Notice of Adjustment. Upon the occurrence of any event which requires any adjustment of the Series A Conversion Price or otherwise pursuant to this Section VI, then, and in each such case, the Corporation shall give notice thereof to the Holder of the Series A Preferred Stock, which notice shall state the Series A Conversion Price resulting from such adjustment and the increase or decrease in the number of Conversion Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

G. Minimum Adjustment of Series A Conversion Price. Notwithstanding anything contained to the contrary in this Section VI, no adjustment to the Series A Conversion Price will be made in an amount of less than 1% of the Series A Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Series A Conversion Price.

VII. RESERVATION OF SHARES OF COMMON STOCK

The Corporation shall reserve not less than 10,000,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock (including any accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock) outstanding, at the then current Series A Conversion Price thereof, and any anticipated adjustments to such Series A Conversion Price.

VIII. RANK

The Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (A) senior to Junior Securities; and (B) pari passu with Parity Securities.

IX. LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

A. Voluntary or Involuntary Liquidation. The Holders of the Series A Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Parity Securities, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership of such stock, an amount equal to Original Issue Price for each share of Series A Preferred Stock then held by them, plus all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock.

B. Partial Payment. If, in any distribution described in Section IX.A, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all Holders of Series A Preferred Stock and all holders of any Parity Securities, then the amounts paid to the Holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Holders of Series A Preferred Stock and the holders of all such other Parity Securities. In any such distribution, the “Liquidation Preference” of any Holder of Series A Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution and disregarding any payment under Section IX.A (or any similar provision of any Parity Securities)), including all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock (and, in the case of any holder of any Parity Security and on which dividends accrue on a cumulative basis, any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

C. Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section IX, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares of Series A Preferred Stock, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

X. VOTING RIGHTS

A. General Voting Rights. Except as otherwise provided by the FBCA or as provided for in this Section X, the Series A Preferred Stock shall have no voting rights. The Holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Corporation’s Amended and Restated Bylaws, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred A Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

B. Class Voting Rights. Holders of the Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series A Preferred Stock, as provided herein. The vote or approval of the Majority Holders shall be required to pass any such matters.

C. Limitations. The Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the affirmative vote or written consent of the Majority Holders, voting or consenting as a separate class, given in person or by proxy: (i) issue additional shares of Series A Preferred Stock; (ii) create or issue (A) any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to dividends or distributions, or (B) any other Parity Securities having the same liquidation preference as the Series A Preferred Stock; (iii) amend, modify or alter in any manner (A) this Series A Certificate of Designation, or (B) the Corporation’s Certificate of Incorporation (including by filing any new certificate of designation or elimination) or its Amended and Restated Bylaws in a manner that adversely affects the rights, preferences, privileges or restrictions of the Series A Preferred Stock.

D. Procedures for Voting and Consents of Series A Preferred Stock. Any vote or consent of the Holders may be taken either by vote at a meeting called for the purpose or by written consent without a meeting and in either case may be given in person or by proxy. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board or a duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Certificate of Incorporation, Amended and Restated Bylaws and applicable law.

XI. MISCELLANEOUS

A. Retirement of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted or redeemed pursuant to this Certificate of Designation, the shares so converted or redeemed shall be canceled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

B. Lost or Stolen Certificates. For any certificated shares of Series A Preferred Stock, upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock certificate(s) if such Series A Preferred Stock is subject to a Conversion hereunder.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carriers or by confirmed e-mail transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed e-mail transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to SKYX Platforms Corp., 2855 W. McNab Road, Pompano Beach, FL 33069, attention: General Counsel, email: legal@skyiot.com; and (ii) if to any Holder to the address set forth in the Purchase Agreements, or such other address as may be designated in writing hereafter, in the same manner, by such person.

E. Headings. Section headings in this Certificate of Designation are for convenience only, and shall not be used in the construction of this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officers on September 26, 2024.

SKYX PLATFORM CORP.

/s/ John P. Campi
John P. Campi, Co-Chief Executive Officer

/s/ Leonard J. Sokolow
Leonard J. Sokolow, Co-Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert___________________ shares of Series A Preferred Stock (the “Conversion”) held by the undersigned, into shares of common stock (“Common Stock”) of SKYX Platforms Corp. (the “Corporation”) according to the conditions of the Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. If certificated, each Series A Preferred Stock certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date of Conversion: _____________________________________

Applicable Series A Conversion Price: $______________________

Form of Common Stock to Receive: ____ Book Entry (default) or ___ Certificate

Holder

Name:
Title:
Address:

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